Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Forum Merger Corporation (the “Company”) on Amendment No. 1 to Form S-4, File No. 333-221848 of our report dated April 7, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Forum Merger Corporation as of December 31, 2016 and for the period from November 17, 2016 (inception) through December 31, 2016, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 8, 2018